Exhibit 5.1
February 8, 2007
Moldflow Corporation
492 Old Connecticut Path, Suite 401
Framingham, MA 01701

Re:	Securities Being Registered under Registration Statement on Form S-8 relating to the 2000 Stock Option and Incentive Plan, as Amended
Ladies and Gentlemen:
     This opinion letter is furnished to you in connection with your filing of a Registration Statement on Form S-8 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on or about the date hereof relating to an aggregate of 202,622 shares (the “Shares”) of Common Stock, $0.01 par value per share, of Moldflow Corporation, a Delaware corporation (the “Company”), that may be issued pursuant to the Company’s 2000 Stock Option and Incentive Plan, as amended (the “Plan”).
     We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions expressed below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates and other inquiries of officers of the Company.
     For purposes of the opinion expressed below, and without limiting any other exceptions or qualifications set forth herein, we have assumed that after the issuance of Shares under the Registration Statement, the total number of issued shares of the Company’s Common Stock, together with the total number of shares of the Company’s Common Stock reserved for issuance upon the exercise, exchange or conversion, as the case may be, of any exercisable, exchangeable or convertible security, as the case may be, then outstanding, will not exceed the total number of authorized shares of Common Stock under the Company’s certificate of incorporation, as amended and then in effect.
     The opinion expressed below is limited to the Delaware General Corporation Law (which includes applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the Delaware General Corporation Law and the Delaware Constitution).
     Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery against payment therefore in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.
     We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,
/s/ Goodwin Procter llp
GOODWIN PROCTER llp